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                                                                    Exhibit 99.1


Contact:
CORPORATE COMMUNICATIONS                    INVESTOR RELATIONS
Marvin (Mickey) Goldwasser                  David M. Henderson
Open Solutions Inc.                         Open Solutions Inc.
860.652.3153                                860.652.3155
mgoldwasser@opensolutions.com               ir@opensolutions.com


            OPEN SOLUTIONS REPORTS STRONG FIRST QUARTER 2004 RESULTS

Glastonbury, Conn., April 22, 2004 - Open Solutions Inc. (Nasdaq: OPEN), a provider of integrated enabling technologies for financial institutions, today reported financial results for the three months ended March 31, 2004.

Revenue for the first quarter 2004 increased 70 percent to $21.0 million, from $12.3 million for the first quarter of 2003. Net income was $3.0 million, or $0.16 per diluted share, for the first quarter 2004, compared to $0.1 million, or $0.01 per diluted share, for the first quarter in 2003.

Open Solutions' Chairman and CEO, Louis Hernandez, Jr. said, "Overall, we are very pleased with the solid performance that we recorded in the first quarter of 2004. We maintained our momentum from 2003 and exceeded our first quarter of 2004 revenue and net income guidance by approximately $1.2 million and $200,000, respectively. We continued to achieve strong results across the board in the face of a highly competitive and challenging economic environment. Our growth in business is a direct reflection of our proven ability to continually offer quality client service, innovative products and unwavering focus on meeting the dynamic needs of the financial services sector.

We remain optimistic about our future and focused on providing what we believe is a robust suite of open and flexible technology and service solutions that enable financial institutions to add products and services more easily, serve all channels consistently, make use of real-time market information and better compete in today's ever changing market."
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FIRST QUARTER 2004 HIGHLIGHTS

- Continued to expand the Company's technology product and service offering through the launch of Channel Management Center, a suite of applications and services designed to facilitate the building and processing of interfaces between disparate systems. In addition, with the successful completion of the Linux pilot program the Company's single-platform data processing solution now has the ability to run in a Windows, UNIX or Linux environment on a wide range of hardware platforms.

- Completed the acquisition of Maxxar Corporation, a provider of interactive voice solutions and computer telephony integration products to financial institutions.

- Signed contracts to migrate five credit unions from the FiTECH MANAGER GOLD system to the Company's enterprise data processing suite, The Complete Credit Union Solution.

- Generated $5.5 million of "net cash provided by operating activities" for the quarter ending March 31, 2004.

- Signed contracts valued at $15.5 million in the first quarter of 2004 compared to $14.6 million in the same quarter of the prior year. We define contract value as total revenues to be received over the life of the contract for all elements, including all license, hardware, installation, maintenance and other services.

- Recurring revenue for the first quarter 2004 increased to 49 percent of total revenue from 46 percent for the first quarter of 2003. We define recurring revenue as revenue from long-term maintenance and data center hosting contracts and the quarterly minimum payments from BISYS.

- Internal revenue growth for the first quarter 2004 compared to the first quarter 2003 was 43 percent. Internal revenue growth percentages are measured as the increase in revenue for the current period less "acquired revenue from acquisitions" divided by revenues from the prior period plus "annualized revenue from acquisitions". The "acquired revenue from acquisitions" for the first quarter was $3.3 million and there was no "annualized revenue from acquisitions" for the prior quarter.

2004 BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially. Our guidance assumes no change in the calculation of the Company's tax provision, which currently assumes a full valuation allowance against the Company's deferred tax assets. Currently, the
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Company only records a charge against income for certain state taxes and federal alternative minimum taxes. At the time that the valuation allowance is released the Company will report a significant income tax benefit in that period and for subsequent periods will record a tax provision against income at the effective statutory rates, however, the Company does not expect to incur significant tax payments until all anticipated net operating loss carry forwards and research and development tax credits are utilized.

Second  Quarter 2004

The Company targets revenue to be between $20.5 million and $21.2 million, net income to be between $3.0 million and $3.3 million and earnings per diluted share to be between $0.16 and $0.17.

Full year 2004

The Company targets revenue to be between $85.0 million and $89.0 million, net income to be between $15.4 million and $15.8 million and earnings per diluted share to be between $0.81 and $0.83, an increase over previous guidance of between $84.0 million and $88.0 million for revenue, $15.2 million and $15.5 million for net income and $0.80 and $0.82 earnings per diluted share.

ABOUT OPEN SOLUTIONS INC.

Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle(R) relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, interactive voice response, imaging and loan origination solutions. Open Solutions' full suite of products and services allows banks, thrifts and credit unions to better compete in today's aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at
860.652.3153 or via fax at 860.652.3156. For Investor Relations issues please contact David Henderson by email at ir@opensolutions.com or by phone at
860.652.3155. Visit Open Solutions' Internet site at www.opensolutions.com.
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      Open Solutions Inc.(R) is a registered trademark of Open Solutions Inc.
All other company and product names may be trademarks of their respective owners. Copyright (C) 2004 Open Solutions Inc. All rights reserved.

SAFE HARBOR STATEMENT

Statements made in this press release that state Open Solutions Inc.'s or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.'s actual results to differ materially from those projected in such forward-looking statements. For example, we receive a portion of our revenues from relationships with strategic resellers, and if we lose one or more of these resellers or fail to add new ones it could have a negative impact on our business. Likewise, we have entered and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention. Other factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.'s operations, markets, products, services, prices and other factors set forth under the heading "Factors Affecting Future Operating Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

                                       ###
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                               OPEN SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                  (Unaudited)

                                                         Three Months Ended
                                                             March 31,
                                                        2004            2003
                                                     ----------      ----------

Revenues:
     Software license                                $    6,441      $    4,425
     Service, maintenance and hardware                   14,509           7,915
                                                     ----------      ----------
          Total revenues                                 20,950          12,340

Cost of revenues:
     Software license                                     1,320           1,161
     Service, maintenance and hardware                    7,735           4,520
                                                     ----------      ----------
          Total cost of revenues                          9,055           5,681
                                                     ----------      ----------
     Gross Profit                                        11,895           6,659

Operating expenses:
     Sales and marketing                                  2,899           2,460
     Product development                                  1,962           1,601
     General and administrative                           4,109           2,503
                                                     ----------      ----------
          Total operating expenses                        8,970           6,564

Income from operations                                    2,925              95
     Interest income, net                                   248              25
                                                     ----------      ----------
Income before income taxes                                3,173             120
     Income tax provision                                  (171)            (43)
                                                     ----------      ----------
Net income                                           $    3,002      $       77
                                                     ==========      ==========


Net income per share
     -----Basic                                      $     0.18      $     0.03
     -----Diluted                                    $     0.16      $     0.01
Shares used to compute net income per share
     -----Basic                                          16,917           2,475
     -----Diluted                                        19,023           9,512

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                               OPEN SOLUTIONS INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)
                                   (Unaudited)

                                                            March 31,    December, 31
                                                              2004           2003
                                                           ----------     ----------
ASSETS
Current assets:
     Cash and cash equivalents                             $   80,080     $   84,953
     Accounts receivable, net                                  11,885         10,267
     Deferred costs                                             1,744          1,563
     Prepaid expenses and other current assets                  3,273          2,188
                                                           ----------     ----------
          Total current assets                                 96,982         98,971

     Fixed assets, net                                          6,508          5,500
     Investments in marketable securities                      11,135          8,028
     Capitalized software costs, net                            3,501          2,964
     Other intangible assets, net                               6,994          6,421
     Goodwill                                                  15,198         11,187
                                                           ----------     ----------
          Total assets                                     $  140,318     $  133,071
                                                           ==========     ==========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
     AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable                                      $    1,594     $    1,800
     Accrued expenses                                           7,059          8,368
     Deferred revenue, current portion                         20,410         15,324
     Capital lease obligations, current portion                   387            395
                                                           ----------     ----------
          Total current liabilities                            29,450         25,887
                                                           ----------     ----------

     Capital lease obligations, less current portion               49             64
     Deferred revenue, less current portion                     1,198          1,479
     Other long-term liabilities                                  243            222
                                                           ----------     ----------
          Total liabilities                                    30,940         27,652

    Total stockholders' equity                                109,378        105,419
                                                           ----------     ----------

                                                           ----------     ----------
        Total liabilities and stockholders' equity         $  140,318     $  133,071
                                                           ==========     ==========